Exhibit 10-m

OMNIBUS AMENDMENT NO. 1

THIS OMNIBUS AMENDMENT NO. 1 is made and entered into as of January 31, 2002, among Oxford Receivables Company, a Delaware corporation ("SPE"), OXFORD INDUSTRIES, INC., a Georgia corporation ("Oxford"), THREE PILLARS FUNDING CORPORATION, a Delaware corporation (together with its successors and permitted assigns, "Lender"), and SUNTRUST CAPITAL MARKETS, INC. (F/K/A SUNTRUST EQUITABLE SECURITIES CORPORATION), a Tennessee corporation, as agent and administrator for Lender (in such capacity, together with its successor and assigns in such capacity, the "Administrator"), and pertains to that certain Loan Agreement dated as of May 3, 2001 among the parties (the "Loan Agreement") and that certain Receivables Sale Agreement dated as of May 3, 2001 between Oxford and SPE (the "Sale Agreement" and, together with the Loan Agreement, the "Operative Agreements").

BACKGROUND

SPE has requested that Lender extend Overnight CP Loans to SPE pursuant to the Loan Agreement. Lender is willing to provide such Overnight CP Loans on the terms and subject to the conditions set forth in this Amendment.

In addition, SPE has requested certain other amendments to the Operative Agreements to which Lender is willing to agree on the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined shall have their meanings as attributed to such terms in the Operative Agreements.

2. Amendments.

2.1. The following new defined terms are hereby insert into Section 1.1 of the Loan Agreement in their appropriate alphabetical order:

"Overnight CP Loan" means a Loan requested by Borrower (or the Servicer on its behalf) not later than 11:00 a.m. (New York time) on a Business Day which Loan shall constitute a part of the CP Allocation and shall be due and payable in full, together with all accrued and unpaid interest thereon, on its Overnight CP Loan Maturity Date.

"Overnight CP Loan Maturity Date" means, with respect to any Overnight CP Loan, the Business Day immediately following the date on which such Loan is funded.

2.2. The following definitions in Section 1.1 of the Loan Agreement are hereby amended and restated in their entirety to read, respectively, as follows:

"CP Tranche Period" means, with respect to all or any portion of the CP Allocation, a period of days from 1 Business Day up to 90 consecutive days commencing on a Business Day which period is either (a) requested by Borrower and agreed to by Lender (or by Administrator on Lender's behalf) or (b) in the absence of such request and agreement, selected by Lender (or by Administrator on Lender's behalf).

"Scheduled Interest Payment Date" means (a) with respect to each Overnight CP Loan, its Overnight CP Loan Maturity Date, and (b) with respect to each other Loan, each Distribution Date hereafter commencing with April 12, 2001.

2.3. Section 1.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

Section 1.2. Borrowing Procedures

. Borrower (or the Servicer on its behalf) may request a Loan hereunder by giving notice to Administrator of a proposed borrowing not later than 2:00 p.m. (New York City time), two (2) Business Days prior to the proposed date of such borrowing (or such lesser period of time as Lender may consent); provided that Borrower (or the Servicer on its behalf) may request an Overnight CP Loan hereunder by giving notice to Administrator of a proposed borrowing not later than 11:00 a.m. (New York City time), on the proposed date of such borrowing. Each such notice (herein called a "Borrowing Request") shall be in the form of Exhibit A (or, if acceptable to Administrator, the information required therein may be given by telephone) and shall include the date and amount of such proposed borrowing. Any Borrowing Request given by Borrower (or the Servicer on its behalf) pursuant to this Section 2.2 shall be irrevocable and binding on Borrower. Any Borrowing Request may be delivered by facsimile transmission or by electronic mail message attaching a portable data format or ".pdf" file containing an image of the signed request, provided, however, that no such transmission or electronic mail message shall be deemed to be delivered unless and until Borrower (or Servicer on its behalf) confirms Administrator's actual receipt thereof by telephone.

2.4. The first sentence of Section 4.1 of the Loan Agreement is hereby deleted and replaced in its entirety with the following two sentences:

Borrower shall repay in full the unpaid principal amount of each Overnight CP Loan on its Overnight CP Maturity Date. Borrower shall repay in full the unpaid principal amount of each other Loan on the Scheduled Commitment Termination Date.

2.5. Section 4.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

Section 4.2. Application of Collections.

(a) All Collections deposited in the Collection Account shall be distributed by the Servicer at such times and in the order of priority set forth in this Section 4.2. On each Overnight CP Loan Maturity Date which is not otherwise a Distribution Date, the Servicer shall distribute from Collections then on deposit in the Collection Account an amount equal to the principal and accrued and unpaid interest on all Overnight CP Loans maturing on such date (to the extent that such maturing Overnight CP Loans are not being refinanced with new Loans on such date).

(b) On each Distribution Date prior to the Commitment Termination Date, the Servicer shall distribute from Collections on deposit in the Collection Account on such Distribution Date, if any, the following amounts, without duplication in the following order of priority:

first, to the extent due and owing under this Agreement or any other Transaction Document, the accrued Servicing Fee payable for the prior Calculation Period (plus, if applicable, the amount of Servicing Fee payable for any prior Calculation Period to the extent such amount has not been distributed to Servicer);

second, interest accrued on the Loans during the period from the most recent Distribution Date to the current Distribution Date (plus, if applicable, the amount of interest on the Loans accrued for any prior period to the extent such amount has not been paid, and to the extent permitted by law, interest thereon);

third, to the extent due and owing under any Transaction Document, all Fees accrued during the prior Calculation Period (plus, if applicable, the amount of Fees accrued for any prior Calculation Period to the extent such amount has not been distributed to Lender or Administrator);

fourth, as a repayment of principal of the Loans, an amount equal to the Borrowing Base Deficit, if any;

fifth, to the extent due and owing under any Transaction Document on such Distribution Date, all other Secured Obligations owed to any Secured Party;

sixth, to the extent due and owing under this Agreement or any other Transaction Document on such Distribution Date, all other obligations then payable by Borrower to Administrator or Lender; and

seventh, the balance, if any, to Borrower.

(c) On each Distribution Date from and after the Commitment Termination Date, the Servicer shall distribute from Collections, if any, on deposit in the Collection Account on such Distribution Date the following amounts, without duplication in the following order of priority:

first, the accrued but unpaid Servicing Fee due and owing on such Distribution Date;

second, all other obligations payable by Borrower under this Agreement due and owing on such Distribution Date; and

third, once all amounts described in clauses first and second above have been paid in full, the balance, if any, to Borrower.

2.6. Section 10.2.3 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

10.2.3. Default Ratio

. The Default Ratio shall equal or exceed 3.2% on a rolling three-fiscal month average basis for the three-fiscal months ended February 1, 2002, March 1, 2002 or March 31, 2002, or 1.5% on a rolling three-month average basis for any other three-fiscal month period.

2.7. All references to "SunTrust Equitable Securities Corporation" in the Operative Agreements are hereby replaced with "SunTrust Capital Markets, Inc."

2.8. Exhibit A to the Loan Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit A to this Amendment.

2.9. In recognition of SPE's determination to cease being a "qualified special purpose entity" or "QSPE" within the meaning of Statement of Financial Accounting Standard No. 140 as of January 31, 2002, (a) Section 4.2(e) of the Sale Agreement is hereby deleted, and (b) Section 9.1.10 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

9.1.10. Servicing. Servicer shall use all reasonable measures to prevent or minimize any loss being realized on a Receivable and shall take all reasonable steps to recover the full amount of such loss. Without limiting the generality of the foregoing, Servicer shall have the right to sell Defaulted Receivables to third parties, provided the Administrator gives its prior written approval of the amount and type of consideration for each such sale. Borrower and Servicer shall, at their own expense, take such steps as are necessary to maintain perfection of the security interest created by each Receivable in the related goods and merchandise subject thereto. Servicer shall use its best efforts, consistent with prudent servicing procedures, to repossess or otherwise convert the ownership of the goods or merchandise securing any Receivable which becomes a Defaulted Receivable. Servicer shall follow such practices and procedures for servicing the Receivables as would be customary and usual for a prudent servicer under similar circumstances, including using reasonable efforts to realize upon any recourse to the Obligors and selling the goods securing a Receivable at a public or private sale.

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3. Certain Representations. In order to induce the Administrator and the Lender to enter into this Amendment, each of SPE and Oxford hereby represents and warrants to the Administrator and the Lender that, both before and after giving effect to the amendments contained in Section 2 hereof, (a) no Significant Event, Unmatured Significant Event, Oxford Event of Default or Unmatured Oxford Event of Default exists and is continuing as of the Effective Date (as defined in Section 4 below), (b) the Loan Agreement, as amended hereby, constitutes the legal, valid and binding obligations of SPE and Oxford enforceable against each of them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law, and (c) each of SPE's or Oxford's (as the case may be) representations and warranties contained in the Operative Agreements is true and correct as of the Effective Date as though made on such date (except for such representations and warranties that speak only as of an earlier date).

4. Effective Date. This Amendment shall become effective as of the date first above written (the "Effective Date") upon receipt by the Administrator of:

(a) counterparts of this Amendment, duly executed by each of the parties hereto, and

(b) counterparts of an amendment and restatement of the Fee Letter, duly executed by and in form and substance satisfactory to the parties thereto.

5. Ratification. Except as expressly modified hereby, each of the Operative Agreements, as amended hereby, is hereby ratified, approved and confirmed in all respects.

6. Reference to Loan Agreement. From and after the Effective Date hereof, each reference in either of the Operative Agreements to "this Agreement", "hereof", or "hereunder" or words of like import, and all references to such agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean such the Loan Agreement or Sale Agreement, as the case may be, as amended by this Amendment.

7. Costs and Expenses. SPE agrees to pay all reasonable costs, fees, and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Administrator, which attorneys may be employees of the Administrator) incurred by the Administrator in connection with the preparation, execution and enforcement of this Amendment.

8. CHOICE OF LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

9. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

Oxford Receivables Company

By: /s/Thomas C. Chubb III
Name: Thomas C. Chubb III
Title: President

OXFORD INDUSTRIES, INC.

By:/s/J. Reese Lanier, Jr.
Name: J. Reese Lanier, Jr
Title: Treasurer

THREE PILLARS FUNDING CORPORATION

By: /s/Evelyn Echevarria
Name: Evelyn Echevarria
Title: Vice President

SUNTRUST CAPITAL MARKETS, INC. (F/K/A SUNTRUST EQUITABLE SECURITIES CORPORATION), as Administrator

By: /s/James R. Bennison
Name: James R. Bennison
Title: Managing Director

Exhibit A

BORROWING REQUEST

[Date]

To: Three Pillars Funding Corporation ("Lender")

From: Oxford Receivables Company ("Borrower")

Re: Loan Agreement dated as of May 3, 2001, among Borrower, Lender and SunTrust Equitable Securities Corporation, as Administrator (as amended from time to time, the "Agreement")

A

(i) Pursuant to Section 2.2 of the Agreement, the undersigned hereby requests [an Overnight CP Loan / a Loan other than an Overnight CP Loan] from Lender in an amount equal to the following (at least $1,000,000 or a larger integral multiple of $500,000):

$_________________
	(ii) The date such Loan is requested is:	__________________
	(iii) The requested maturity date of the Loan is:	__________________
	(iv) The aggregate principal amount of Loans outstanding under the Agreement, after giving effect to the requested Loan under (i) above, will equal:	$_________________
	(v) The amount in (iii) above does not exceed the Facility Limit which equals:	$90,000,000

B. As of the date hereof and the date of making of such Loan, each of the representations and warranties contained in Article VIII of the Agreement shall be true and correct on and as of the date hereof and, if applicable, the date of such Loan, and no Significant Event or Unmatured Significant Event has occurred and is continuing or shall exist after giving effect to the Loan requested hereby.

Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

The undersigned certifies to the accuracy of the foregoing.

Oxford Receivables Company
Date:	By:
Title: